Exhibit 99.1

Synchronoss Technologies Reports First Quarter 2022 Results

Year-Over-Year Cloud Subscriber Growth of 18% Drives Total Cloud Revenue Increase of 7%

$17.0 million Improvement to Net Loss of $5.6 million, Adjusted EBITDA Increases 109% to $11.6 million

Company Maintains 2022 Revenue Outlook, Increases 2022 EBITDA Expectations

BRIDGEWATER, NJ - May 10, 2022 - Synchronoss Technologies Inc. (“Synchronoss” or the “Company”) (NASDAQ: SNCR), a global leader and innovator in cloud, messaging, and digital products and platforms, today reported financial results for its first quarter ended March 31, 2022.

First Quarter and Recent Operational Highlights:
•Announced 18% year-over-year Cloud subscriber growth for the first quarter of 2022, an improvement from a 14% increase for the first quarter of 2021. The accelerating growth has been driven by continued adoption of the Company’s Cloud product with existing customers, including Verizon and AT&T.
•Launched Synchronoss Cloud with Kitamura as a white-label solution under the name PicStorage, marking the first implementation of Synchronoss Cloud in Japan. Kitamura is the leading Japanese multimedia retailer with over 1,000 retail locations across the country with over 20 million paying visitors each year and approximately 10 million consumers registered for its online services.
•Introduced Synchronoss Cloud for Home, enhancing the Company’s overall cloud offering and capitalizing on the momentum of 5G adoption amongst wireless carriers. The solution allows unlimited shared cloud storage for multiple users in a household across devices and operating systems to safeguard a greater range of digital content.
•Launched RCS-based Business Messaging Service with a major Tier One operator in the United States, marking the first North American launch of Synchronoss’ advanced messaging platform. The launch signifies Synchronoss’ involvement in the carrier’s effort to provide its wireless subscribers with more meaningful engagement experiences with the brands they interact with every day.
•Finalized a three-year extension with FastWeb to continue providing its Core Messaging product, including an upgrade to Synchronoss’s latest core email platform.
•Awarded multimillion dollar contract from Brightspeed, a recently formed high-speed internet provider focused on rural markets, for the Company’s iNow and Financial Analytics products. The company will utilize Synchronoss’ networkX Platform across its fiber optics network deployment that supports six million residential and business customers.
•Reached final stages of closing the transaction with iQmetrix for the sale of the Company’s Digital Experience Platform (“DXP”) and Activation Solutions (“Activation”) businesses for a total value of up to $14 million. The Company expects to finalize the transaction within the next week.
•Appointed Stanley Lowe as Chief Information Security Officer, a 20-year enterprise security and cybersecurity industry veteran, further strengthening the executive leadership team. Lowe will be responsible for protecting the Company’s customer-facing digital assets, including the Cloud, Messaging and Digital products as well as IT infrastructure and endpoint security.

Management Commentary
“In the first quarter we continued to grow and focus on our high-margin, recurring revenue Cloud business,” stated Jeff Miller, President and CEO of Synchronoss. “Our results demonstrate that our cloud-first strategy is working, exemplified by a 7% increase in Cloud revenue and a more than 100% increase in adjusted EBITDA. Operationally, we are also making great strides in upgrading and expanding the reach of our Cloud capabilities. During the period, we launched our Cloud offering with Kitamura, expanding our already-strong foothold overseas where we are continuing to see demand and need for our solutions. We also recently introduced Synchronoss Cloud for Home. This new offering positions us to further benefit from the momentum of 5G adoption among our major wireless carrier customers by expanding our cloud application into the home to safeguard a greater range of digital content through a fixed wireless 5G connection.

“Going forward, simplifying the focus and improving the composition of our business remains a top priority. When completed, the imminent sale of our DXP and Activation assets to iQmetrix will represent a concrete step in this direction and provide us with additional capital to improve our balance sheet. Over the course of this year, we expect to continue driving improvements on the topline through Cloud subscriber growth, while improving the bottom line through diligent cost management.”

Key Performance Indicators ("KPIs"):
•Strong Cloud subscriber growth of 18% was the key catalyst to a 6.7% year-over-year increase in first quarter Cloud revenue, more than offsetting a $1.6 million decline in Mobile Content Transfer transaction revenue recorded during the prior year. Transaction revenue from the legacy Mobile Content Transfer product largely ended in the fourth quarter and should not impact sequential results going forward.
•Invoiced Cloud revenue increased 6.4% year-over-year to $36.0 million in the first quarter. This non-GAAP measure is reconciled within the financial statements below. This newly disclosed KPI is intended to provide greater transparency in the underlying Cloud revenue trends as it is not impacted by changes in deferred and unbilled revenue. The Company expects this metric to improve significantly throughout the year as subscriber growth continues to propel the business forward and the year-over-year impact of the Mobile Content Transfer transaction revenue lessens.
•Quarterly recurring revenue was 84.9% of total revenue, an increase from 80.0% of total revenue in the fourth quarter and down from 85.9% in the prior year.
•Revenue breakdown by product is included below:

	Q1 2022 vs Q1 2021
(in thousands)	Q1 2022 Revenue	Q1 2021 Revenue	% Increase/ (Decrease)	% of Total Q1 2022 Revenue
Cloud	$41,501	$38,896	6.7%	63.0%
Digital	12,164	12,977	(6.3)%	18.5%
Messaging	12,201	13,626	(10.5)%	18.5%
	$65,866	$65,499		100.0%

First Quarter 2022 Financial Results:
•Total revenue increased 1% to $65.9 million from $65.5 million in the prior year period. The increase in revenue was the result of continued strong subscriber growth in the Company’s Cloud business, the Brightspeed license and the launch of the RCS platform at a Tier One operator in the United States. Revenue growth was partially offset by revenue received from the Company’s CCMI contract in the previous year and the deemphasizing of the Mobile Content Transfer product.
•Gross profit increased 11% to $41.0 million (62.3% of total revenue) from $36.9 million (56.3% of total revenue) in the prior year period. The increase in gross profit and gross margin was primarily attributable to increased revenue from high-margin Cloud subscriber growth, the license sale and cost saving initiatives implemented throughout the prior year.
•Loss from operations was $(1.4) million compared to a loss of $(9.0) million in 2021. The improvement in operating loss was a result of improved gross profit, greater efficiency of R&D resources and cost saving initiatives implemented throughout the prior year.
•Net loss improved to $(5.6) million, or $(0.07) per share, compared to net loss of $(22.6) million, or $(0.53) per share, in the prior year period. The improvement in net loss was primarily attributable to operational improvements and lower preferred stock dividends resulting from the Company’s June 2021 recapitalization.

•Adjusted EBITDA (a non-GAAP metric reconciled below) increased 109% to $11.6 million from $5.5 million in the prior year period. The increase in adjusted EBITDA resulted from increased revenue from high-margin Cloud subscriber growth and cost saving initiatives implemented throughout the prior year.
•Cash and cash equivalents were $21.7 million at March 31, 2022, compared to $31.5 million at December 31, 2021. As expected, cash flow during the first quarter was impacted by large, primarily vendor-related, annual payments that will not recur in subsequent quarters in 2022.

Financial Commentary
Company CFO Taylor Greenwald added, “Our strategic initiatives to streamline the business and focus on our high-margin Cloud business resulted in another quarter of strong Cloud revenue, gross profit, and EBITDA performance. In recognition of the traction we have seen to date, we are increasing our EBITDA expectations for the year to $45 to $55 million from $40 to $50 million in previous guidance. We recently received $4.3 million of the total $32 million outstanding tax refunds, and have applied those proceeds to redeem preferred shares. We plan to make further redemptions as our cash flow continues to improve."

2022 Financial Outlook
Compared to the first quarter of 2022, management expects second quarter revenue to be up slightly and adjusted EBITDA to be in-line with the first quarter, after factoring in the impact of the pending sale of the DXP and Activation assets in the second quarter. Based on the performance within the core Cloud business as well as the Company’s improved cost structure, Synchronoss will be free cash flow positive, on an adjusted basis, in the second quarter. In addition, the Company is reconfirming that it will be adjusted free cash flow positive for the full year 2022.

Synchronoss is also reiterating its projection for Cloud subscriber growth to continue at a double-digit rate on a year-over-year basis in 2022 with Cloud revenue also growing year over year. Separately, Digital revenue is expected to decline on a full-year basis due to the pending asset sale, and Messaging revenue will also decline as this business is operated for improved profitability rather than revenue growth. Both businesses are expected to remain stable going forward.

For the fiscal year ending December 31, 2022, the Company is maintaining its expectation for GAAP revenue to range between $260.0 million and $275.0 million. The comparable 2021 revenue is $265.0 million after adjusting for the pending sale of the Company’s DXP and Activation assets over the last eight months of 2021. The net contribution to GAAP revenue from non-cash deferred revenue is expected to be approximately $10 million less in 2022 than it was in 2021 with the vast majority of this delta coming from the Cloud business.

The Company is increasing its expectations for adjusted EBITDA performance in 2022 and now expects to achieve between $45.0 million and $55.0 million.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release. An explanation of these measures is included below under the heading "Non-GAAP Financial Measures."

Conference Call
Synchronoss will hold a conference call today, May 10, 2022, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results.

Synchronoss management will host the call, followed by a question-and-answer period.

Toll-Free Dial-In: +1 888-428-7458
International Dial-In: +1 862-298-0702
Conference ID: 13729605

Please call the conference telephone number 10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 949-574-3860.

The conference call will be broadcast live and available for replay as well as on the company’s website at www.synchronoss.com.

A telephonic replay of the conference call will be available after 7:30 p.m. Eastern time today through May 17, 2022.

Toll-Free Replay Number: +1 877-660-6853
International Replay Number: +1 201-612-7415
Replay ID: 13729605

Non-GAAP Financial Measures
Synchronoss has provided in this release selected financial information that has not been prepared in accordance with GAAP although this non-GAAP financial information is derived from numbers that have been prepared in accordance with GAAP. This information includes historical non-GAAP revenues, gross profit, adjusted EBITDA, operating income (loss), net income (loss), effective tax rate, and earnings (loss) per share. Synchronoss uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Synchronoss’ ongoing operational performance. Synchronoss believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Synchronoss’ industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial results discussed above add back fair value stock-based compensation expense, acquisition-related costs, which include restructuring and cease-use lease expense, litigation, remediation and refiling costs and amortization of intangibles associated with acquisitions.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures as detailed above. Investors are encouraged to also review the Balance Sheet, Statement of Operations, and Statement of Cash Flow. As previously mentioned, a reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release.

Forward-Looking Statements
This press release includes statements concerning Synchronoss and its future expectations, plans and prospects that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “believes,” “potential” or “continue” or other similar expressions are intended to identify forward-looking statements. Synchronoss has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its business, financial condition and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions including, without limitation, risks relating to the Company’s ability to sustain or increase revenue from its larger customers and generate revenue from new customers, the Company’s expectations regarding expenses and revenue, the sufficiency of the Company’s cash resources, the impact of legal proceedings involving the Company, including the investigations by the Securities and Exchange Commission and the Department of Justice described in the Company’s most recent SEC filings, and other risks and factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, which is on file with the SEC and available on the SEC’s website at www.sec.gov. The company does not undertake any obligation to update any forward-looking statements contained in this press release as a result of new information, future events or otherwise.

About Synchronoss
Synchronoss Technologies (NASDAQ: SNCR) builds software that empowers companies around the world to connect with their subscribers in trusted and meaningful ways. The company’s collection of products helps streamline networks, simplify onboarding, and engage subscribers to unleash new revenue streams, reduce costs and increase speed to market. Hundreds of millions of subscribers trust Synchronoss products to stay in sync with the people, services, and content they love. That’s why more than 1,500 talented Synchronoss employees worldwide strive each day to reimagine a world in sync. Learn more at www.synchronoss.com.

Media Relations Contact:
Domenick Cilea
Springboard
dcilea@springboardpr.com

Investor Relations Contact:
Matt Glover and Tom Colton
Gateway Group, Inc.
SNCR@gatewayir.com

-Financial Tables to Follow-

SYNCHRONOSS TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited) (In thousands)

	March 31, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$21,727	$31,504
Accounts receivable, net	48,172	47,586
Operating lease right-of-use assets	24,606	26,399
Goodwill	223,712	224,577
Other assets	120,867	120,668
Total assets	$439,084	$450,734

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$72,122	$73,013
Deferred revenues	20,237	22,916
Debt, non-current	133,462	133,104
Operating lease liabilities, non-current	34,498	36,095
Other liabilities	9,776	9,778
Preferred Stock	72,505	72,505
Redeemable noncontrolling interest	12,500	12,500
Stockholders’ equity	83,984	90,823
Total liabilities and stockholders’ equity	$439,084	$450,734

SYNCHRONOSS TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (In thousands, except per share data)

	Three Months Ended March 31,
	2022	2021
Net revenues	$65,866	$65,499
Costs and expenses:
Cost of revenues[1]	24,839	28,637
Research and development	15,791	17,397
Selling, general and administrative	17,897	17,928
Restructuring charges	685	713
Depreciation and amortization	8,034	9,867
Total costs and expenses	67,246	74,542
Loss from operations	(1,380)	(9,043)
Interest income	92	5
Interest expense	(3,325)	(95)
Other income (expense), net	1,704	(3,396)
Loss from operations, before taxes	(2,909)	(12,529)
(Provision) benefit for income taxes	(128)	163
Net loss from operations	(3,037)	(12,366)
Net (loss) income attributable to redeemable noncontrolling interests	(115)	336
Preferred stock dividend	(2,438)	(10,530)
Net loss attributable to Synchronoss	$(5,590)	$(22,560)

Earnings (loss) per share:
Basic	$(0.07)	$(0.53)
Diluted	$(0.07)	$(0.53)
Weighted-average common shares outstanding:
Basic	85,866	42,737
Diluted	85,866	42,737
________________________________
1    Cost of revenues excludes depreciation and amortization which are shown separately.

SYNCHRONOSS TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (In thousands)

	Three Months Ended March 31,
	2022	2021
Net loss from operations	$(3,037)	$(12,366)
Adjustments to reconcile net loss to net cash provided by operating activities:
Non-cash items	10,750	12,097
Changes in operating assets and liabilities:	(10,406)	2,530
Net cash (used in) provided by operating activities	(2,693)	2,261

Investing activities:
Purchases of fixed assets	(154)	(721)
Purchases of intangible assets and capitalized software	(5,245)	(5,042)
Net cash used in investing activities	(5,399)	(5,763)

Net cash (used in) provided by financing activities	(1,781)	—
Effect of exchange rate changes on cash	96	(351)
Net decrease in cash and cash equivalents	(9,777)	(3,853)

Cash and cash equivalents, beginning of period	31,504	33,671
Cash and cash equivalents, end of period	$21,727	$29,818

SYNCHRONOSS TECHNOLOGIES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited) (In thousands, except per share data)

	Three Months Ended March 31,
	2022	2021
Non-GAAP financial measures and reconciliation:
GAAP Revenue	$65,866	$65,499
Less: Cost of revenues	24,839	28,637
Gross Profit	41,027	36,862
Add / (Less):
Stock-based compensation expense	221	478
Restructuring, transition and cease-use lease expense	823	—
Adjusted Gross Profit	$42,071	$37,340
Adjusted Gross Margin	63.9%	57.0%

	Three Months Ended March 31,
	2022	2021
GAAP Net loss attributable to Synchronoss	$(5,590)	$(22,560)
Add / (Less):
Stock-based compensation expense	1,927	2,721
Restructuring, transition and cease-use lease expense	2,011	2,057
Amortization expense	2,543	3,609
Litigation, remediation and refiling costs, net	977	(65)
Non-GAAP Net income (loss) attributable to Synchronoss	$1,868	$(14,238)

Diluted Non-GAAP Net income (loss) per share	$0.02	$(0.33)

Weighted shares outstanding - Dilutive	85,866	42,737

SYNCHRONOSS TECHNOLOGIES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited) (In thousands)

	Three Months Ended
	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021
Net loss attributable to Synchronoss	$(5,590)	$(2,114)	$(9,831)	$(23,946)	$(22,560)
Add / (Less):
Stock-based compensation expense	1,927	1,950	2,289	2,345	2,721
Restructuring, transition and cease-use lease expense	2,011	2,286	2,981	2,918	2,057
Litigation, remediation and refiling costs, net	977	(30)	9,316	3,607	(65)
Depreciation and amortization	8,034	9,498	8,215	8,485	9,867
Interest income	(92)	15	(24)	(25)	(5)
Interest expense	3,325	3,248	2,933	144	95
Other expense (income), net	(1,704)	1,388	1,669	(1,576)	3,396
(Benefit) provision for income taxes	128	169	(6,982)	(201)	(163)
Net loss (income) attributable to noncontrolling interests	115	130	—	50	(336)
Preferred dividend[1]	2,438	1,781	1,722	21,476	10,530
Adjusted EBITDA (non-GAAP)	$11,569	$18,321	$12,288	$13,277	$5,537
___________________________
1 Includes $10.4 million preferred stock amortization costs accelerated due to Series A Preferred stock redemption in the second quarter of 2021.

	Three Months Ended March 31,
	2022	2021
Net Cash (used in) provided by operating activities	$(2,693)	$2,261
Add / (Less):
Capitalized software	(5,245)	(5,042)
Property and equipment	(154)	(721)
Free Cashflow	(8,092)	(3,502)
Add / (Less): Litigation and remediation costs, net	(797)	1,223
Add: Restructuring	2,791	2,271
Adjusted Free Cashflow	$(6,098)	$(8)

SYNCHRONOSS TECHNOLOGIES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited) (In thousands)

	Three Months Ended March 31,
	2022	2021
GAAP Cloud Revenue	$41,501	$38,896
Increase / (Decrease) Change in Deferred Revenue	(3,647)	(5,305)
(Increase) / Decrease: Change in Unbilled Receivables & Contract Assets	(1,825)	275
Invoiced Cloud Revenue	$36,029	$33,866

Invoiced Cloud Revenue is defined as GAAP revenue for Cloud disaggregated revenue stream, plus the period change in deferred revenue balance related to the Cloud revenue stream, less the period change in Unbilled Receivables and Contract Assets balance related to the Cloud revenue stream.